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                                                                    EXHIBIT 99.1


                     APPALACHAIAN BANCSHARES, INC. ANNOUNCES
                   DEFINITIVE AGREEMENT FOR THE ACQUISITION OF
                       FIRST NATIONAL BANK OF UNION COUNTY


July 10, 1998 (Ellijay, Georgia). Appalachian Bancshares, Inc. ("Appalachian Bancshares") today announced the execution of a definitive agreement with Century South Banks, Inc. ("Century South"), the parent of First National Bank of Union County ("First National"), for the acquisition of First National.

Pursuant to the terms of the definitive agreement, Appalachian Bancshares will acquire First National, in a cash transaction, for $6,100,000, with the assumption of certain existing liabilities and assets of First National by Century South or certain of its affiliates. First National will operate as a wholly-owned subsidiary of Appalachian Bancshares and will continue its business and operations in Union City, Georgia.

Tracy Newton, President and Chief Executive Officer of Appalachian Bancshares, stated: "We are extremely pleased with the opportunities afforded by our prospective acquisition of First National Bank of Union County."

The closing of the acquisition transaction contemplated in the definitive agreement is subject to the completion by Appalachian Bancshares of its due diligence investigation of First National and the receipt of regulatory approvals from the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Georgia Department of Banking and Finance.

Appalachian Bancshares, Inc. is a bank holding company headquartered in Ellijay, Georgia. Its current wholly-owned subsidiary, Gilmer County Bank, provides a full range of community banking services to individuals, small-to medium-sized businesses and farmers--especially those engaged in apple and poultry production.

For further information, contact Kent Sanford or Tracy Newton at (706) 276-8000.